EXHIBIT 99.6

                        Report of Management on Controls

The First National Bank of Atlanta (the "Company"), a wholly-owned subsidiary of Wachovia Corporation, is responsible for establishing and maintaining effective controls over the servicing of credit card accounts and preparation of monthly servicer's certificates pursuant to the Wachovia Credit Card Master Trust (the "Trust") Pooling and Servicing Agreement dated as of October 26, 1995 between the Company and The Bank of New York (the "Agreement") and the Series 1995-1, Series 1999-1, and Series 1999-2 Supplements to the Pooling and Servicing Agreement dated October 26, 1995, March 24, 1999, and September 21, 1999, respectively (the "Supplements"). The controls are designed to provide reasonable assurance to the Company's management and board of directors that credit card accounts are serviced and monthly servicer's certificates are prepared in accordance with the Agreement and Supplements.

There are inherent limitations in any control, including the possibility of human error and the circumvention or overriding of the controls. Accordingly, even effective controls can provide only reasonable assurance with respect to the achievement of any objectives of controls. Further, because of changes in conditions, the effectiveness of controls may vary over time.

The Company has determined that the objectives of controls with respect to the servicing of credit card accounts and preparation of monthly servicer's certificates pursuant to the Agreement and Supplements are to provide reasonable, but not absolute, assurance that:

     o The controls provide reasonable assurance that funds collected are remitted to The Bank of New York (the "Trustee") in accordance with the Agreement and Supplements.

     o The controls provide reasonable assurance that Trust assets are segregated from those retained by the Company in accordance with the Agreement and Supplements.

     o The controls provide reasonable assurance that expenses incurred by the Trust are calculated and remitted in accordance with the Agreement and Supplements.

     o The controls provide reasonable assurance that monthly servicer's certificates provided to the Trustee are reviewed by the Vice President, or above, prior to distribution.

     o The controls provide reasonable assurance that monthly servicer's certificates contain all required information in accordance with the Agreement and Supplements.

The Company has assessed its controls over the servicing of credit card accounts and preparation of monthly servicer's certificates in relation to these criteria. Based upon this assessment, the Company believes that, as of October 31, 1999, its controls are effective in providing reasonable assurance that credit card accounts are serviced and monthly servicer's certificates are prepared pursuant to the Agreement and Supplements.

November 19, 1999

                                         Charles Hegarty
                                         --------------------
                                         Charles Hegarty
                                         President
                                         The First National Bank of Atlanta

                                         Michael L. Scheuerman
                                         ----------------------
                                         Michael L. Scheuerman
                                         Senior Vice President
                                         The First National Bank of Atlanta

                                       16